UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 8, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 8, 2013, Central European Distribution Corporation (the “Company”) received a Staff Determination letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) stating that, pursuant to Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, the Company’s filing for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on April 7, 2013 serves as an additional basis to delist the Company’s securities from the NASDAQ Stock Market to those announced by the Company on its Current Reports on Form 8-K filed with the United States Securities and Exchange Commission on January 7, 2013 and March 23, 2013, and that the Nasdaq Hearings Panel will consider this matter in rendering a determination regarding the Company’s continued listing on the Nasdaq Global Select Market. The Company must present its views with respect to this additional deficiency to the Nasdaq Hearings Panel no later than April 15, 2013. In the event the Company does not address this additional issue, the Nasdaq Hearings Panel will only consider the record as presented at the hearing and will make its determination based upon that information.

On April 9, 2013, the Company received a Staff Determination Letter from the Listing Qualifications Department of Nasdaq stating that the Company is not in compliance with Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1 per share. Nasdaq has determined that, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. However, the Listing Rules also provide the Company a compliance period of 180 calendar days in which to regain compliance. If at any time during this 180 day period the closing bid price of the Company’s security is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance and the matter will be closed.

Item 7.01	Regulation FD Disclosure.

On April 9, 2013, the Company issued a press release announcing the confirmation hearing date for its prepackaged plan of reorganization, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company, dated as of April 9, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Grant Winterton
Grant Winterton

Chief Executive Officer

Date: April 9, 2013